EXHIBIT 23.2


                         CONSENT OF INDEPENDENT AUDITORS


We consent to the incorporation by reference in this Registration Statement Form S-4 pertaining to Leucadia National Corporation and Leucadia National Corporation - Arizona, of our reports, both dated March 1, 2002, with respect to the consolidated financial statements of The FINOVA Group Inc. included in its Annual Report on Form 10-K for the year ended December 31, 2001 and the financial statements of Berkadia LLC as of and for the period from February 26, 2001 to December 31, 2001, included as Item 14(d) in the December 31, 2001 Leucadia National Corporation Form 10-K/A, filed with the Securities and Exchange Commission.


                                                 /s/ Ernst & Young LLP


Phoenix, Arizona
April 8, 2002